EXHIBIT 99.1

VirtualScopics, Inc.
350 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

CONTACT:	Tracy Bagatelle-Black	CONTACT:	Tim Ryan
	Bagatelle-Black Public Relations		Trout Group Investor Relations
	661/263-1842		(646) 378-2924
	tracy@bagatelleblack.com		tryan@troutgroup.com

VIRTUALSCOPICS REPORTS FIRST QUARTER 2007 RESULTS
Quarterly Sales Increase 25% over Q1 2006

ROCHESTER, NY - May 9, 2007 - VirtualScopics, Inc. (NASDAQ: VSCP), a leading developer of image-based biomarker solutions, announced today that sales for the first quarter 2007 rose to $1.3 million, a 25% increase over prior year’s comparable quarter. For the quarter ended March 31, 2007, 50% of the revenues were generated by Phases I and II clinical studies and 50% were generated by pre-clinical or research projects. This compares to 37% from Phases I and II and 63% from pre-clinical or research projects, for the quarter ended March 31, 2006. Net loss for the quarter ended March 31, 2007 was $1,221,726 compared to $994,133 for the prior year’s comparable period.

“We are pleased by the anticipated shift of our business into later stage clinical trials, as these trials are typically larger in dollar value. As a result of this shift and the $4.1 million in previously announced new contract signings so far this year, we made significant investments in our operational infrastructure to increase capacity and efficiency, during the first quarter of 2007. We expect that these investments will expand our capacity enabling us to continue to deliver high quality, quantitative image analysis to our customers on a global basis,” stated Jeff Markin, president and chief executive officer of VirtualScopics. “So far in 2007, we have hired 12 new employees and based on these new additions, we believe we have a solid foundation to continue to grow the business.”

Jeff Markin and Chief Financial Officer, Molly Henderson will provide a business update and discuss these results during the conference call on Thursday, May 10, 2007 at 11:00 a.m. EDT. Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until June 10, 2007. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 241229.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a provider of advanced medical image analysis services.  The company evolved from research first carried out at the University of Rochester Medical Center and School of Engineering.  VirtualScopics has created a suite of image analysis tools used in detecting and analyzing specific structures in volumetric medical images, as well as characterizing minute changes in structures over time, providing vital information to support clinical trials and diagnostic applications.  The firm’s proprietary software algorithms can assemble hundreds of separate medical images taken during an MRI session into a single, three-dimensional model, bringing a new and previously unobtainable source of data to clinical researchers.  For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings in 2007 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the dependence on our strategic alliance with Pfizer until we can further diversify our customer base; risks of contract performance; and risks of contract termination. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

VirtualScopics, Inc.
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2007	2006

Revenue	$1,278,405	$1,024,353
Cost of services	800,519	640,747
Gross profit	477,886	383,606
Operating expenses:
Research and development	406,955	239,299
Sales and marketing	212,116	186,582
General and administrative	604,017	451,872
Stock-based compensation expense	406,204	424,884
Depreciation and amortization	117,712	104,497
Total operating expenses	1,747,004	1,407,134
Operating loss	(1,269,118)	(1,023,528)
Other income (expense)
Interest income	49,370	36,572
Other expense	(1,978)	(7,177)
Total other income	47,392	29,395
Net Loss	$(1,221,726)	$(994,133)

Net loss per share
Basic and diluted	$(0.05)	$(0.05)
Weighted average shares used in computing net loss per share
Basic and diluted	22,972,266	21,889,075

VirtualScopics, Inc.
Consolidated Balance Sheet
As of March 31, 2007 (unaudited)

Assets
Current assets
Cash	$2,654,130
Accounts receivable	822,650
Prepaid expenses and other assets	329,945
Total current assets	3,806,725
Patents, net	1,949,176
Property and equipment, net	547,019
Other assets	372,964
Total assets	$6,675,884

Liabilities and Stockholders' Equity
Current liabilities
Notes payable, current portion	$60,763
Accounts payable and accrued expenses	449,148
Accrued stock-based compensation expense	221,189
Accrued payroll	372,357
Unearned revenue	355,430
Total liabilities	1,458,887

Stockholders' Equity
Preferred stock, $0.001 par value; liquidation preference $1,000 per share;
15,000,000 shares authorized; 8,400 shares designated Series A;
4,310 issued and outstanding	4
Common stock, $0.001 par value; 85,000,000 shares authorized; 22,977,226	22,977
shares issued and outstanding
Additional paid-in capital	10,679,681
Accumulated deficit	(5,485,665)
Total stockholders' equity	5,216,997
Total liabilities and stockholders' equity	$6,675,884